UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

September 26, 2019

Commission File Number: 0-29923

CUI Global, Inc.

(Exact Name of registrant as specified in Its Charter)

Colorado	84-1463284
(State or jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

20050 SW 112th Avenue, Tualatin, Oregon	97062
(Address of Principal Executive Offices)	(Zip Code)

(503) 612-2300

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a- 12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.1 4d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.001 par value	CUI	Nasdaq Capital Market

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On September 26, 2019, the CUI Global, Inc. Board of Directors unanimously adopted a resolution, effective October 1, 2019, accepting the resignation of William J. Clough as the Company CEO and appointing James F. O’Neil as the CEO of the Company and subsidiaries and Vice-Chairman of the Board of Directors. The Board ratified the appointment of Mr. Clough as President, Chief Legal Officer and Executive Chairman of the Board of Directors.

There are no arrangements or understandings between Mr. O’Neil and any other person pursuant to which he was appointed as CEO. There are no transactions in which Mr. O’Neil has an interest requiring disclosure under Item 404(a) of Regulation S-K of the Securities Act of 1933, as amended (the “Securities Act”).

Mr. O’Neil was appointed as a non-employee director July 9, 2019. Effective October 1, 2019, James F. O’Neil will be employed as Chief Executive Officer of CUI Global, Inc. under the terms of an employment agreement, a copy of which is attached hereto.

During 2019, Mr. O’Neil was awarded options to acquire up to 1,600,000 shares of Company common stock, $0.001 par value per share. Mr. O’Neil’s 1,600,000 stock options, represent a 600,000 share option granted July 9, 2019, with an exercise price of $0.84 that vest in twelve equal quarterly tranches from the date of grant (July 9, 2019) with the first 50,000 share option vesting on the grant date, July 9, 2019, and thereafter every quarter until the 600,000 options have all fully vested. Mr. O’Neil was granted an option to purchase 1,000,000 shares at an exercise price equal to the Company’s common stock closing price on Nasdaq for the trading day immediately prior to the Effective Date, October 1, 2019. These 1,000,000 stock options shall vest in equal monthly installments over thirty-six (36) months commencing on October 1, 2019.

Mr. O’Neil expressly acknowledges that this option to purchase common stock is subject to shareholder approval of an equity incentive plan of which Mr. O’Neil is entitled to participate. If shareholders do not approve an equity incentive plan, which includes this option to purchase common stock within one (1) year of the date of the grant, then Mr. O’Neil agrees that he shall forfeit all right, title and interest in and to these options.

Effective October 1, 2019, the Board of Directors unanimously appointed Sarah Tucker to the Company Board of Directors as an Independent Director. The Board has determined that Ms. Tucker meets the independence standards adopted by the Board within the meaning of Rule 5605(a)(2) of The NASDAQ Stock Market and Item 407(a) of Regulation S-K

Sarah Tucker is a veteran executive for the business development, planning, engineering, procurement and construction of oil and gas projects globally. She has led projects with budgets from $5 million to over $3 billion in refining, petrochemicals, power, and offshore (both shallow and deep water) for oil and liquified natural gas in Angola, Brazil, China, India, Italy, Korea, Mexico, Nigeria, Oman, Qatar, Spain, the United Kingdom and the United States. She has served as an operations executive and managing director for major engineering, construction and petrochemical technology companies including Kellogg, KBR, Kellogg-Mitsubishi Development Company, Raytheon Engineers and Constructors, Kvaerner Engineering and Construction of Norway. Over the past several years, she has worked closely with Mexican national oil company PEMEX to establish the country’s first deep water project valued at $14 billion.

Sarah studied at the University of Kansas, Rice University and Lamar University.  She is a licensed professional engineer and holds a bachelor’s degree in Civil/Structural Engineering from Lamar. She served on the Rice University Engineering and Construction Global Forum from 2008 - 2016, serving as chair from 2008 - 2010.

There are no arrangements or understandings between Ms. Tucker and any other person pursuant to which she was appointed as a director. There are no transactions in which Ms. Tucker has an interest requiring disclosure under Item 404(a) of Regulation S-K of the Securities Act of 1933, as amended (the “Securities Act”). For her service as a non-employee, independent director, Ms. Tucker shall receive an annual Director Compensation of $100,000, payable quarterly, 50% in cash payment and 50% in Company equity.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d)      Exhibits

Exhibit No.	Description
99.1	Press release dated October 1, 2019
99.2	James F. O’Neil Employment Agreement

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Signed and submitted this 2nd day of October 2019.

CUI Global, Inc.

By:	/s/ Daniel N. Ford
Daniel N. Ford
Chief Financial Officer